EXHIBIT 99.1

Promising Data for KRAS Mutant Advanced NSCLC Patients Presented at ASCO

BOULDER, Colo.--(BUSINESS WIRE)--June 4, 2012--Promising data from a double-blind, randomized Phase 2 study conducted by AstraZeneca comparing the efficacy of selumetinib (AZD6244/ARRY-886) in combination with docetaxel versus docetaxel alone in 87 second-line patients with KRAS mutation positive locally advanced or metastatic non-small cell lung cancer (NSCLC) (Stage IIIB – IV) were presented today at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, Illinois. Array BioPharma Inc. (Nasdaq: ARRY) invented selumetinib and licensed worldwide rights to develop selumetinib to AstraZeneca under a collaboration agreement in 2003.

This study showed statistically significant improvement in progression-free survival, objective response rate, and alive and progression-free at six months as well as a trend for improvement in overall survival in favor of selumetinib in combination with docetaxel versus docetaxel alone.

The tolerability profile of selumetinib in combination with docetaxel was consistent with previously conducted studies. There was an increased incidence of Grade 3 or 4 neutropenia and febrile neutropenia and of Grade 1 or 2 diarrhea in patients receiving the selumetinib combination versus docetaxel alone.

Overall survival was longer for selumetinib in combination with docetaxel compared to docetaxel alone (9.4 mo vs 5.2 mo; 56 events, median follow-up 219 days) but did not reach statistical significance. Hazards were non-proportional (HR 0.80; 80% CI 0.56, 1.14; 1-sided p=0.2069). All secondary endpoints, including response rate (selumetinib/docetaxel 37%, docetaxel 0%; p<0.0001) and progression free survival (selumetinib/docetaxel 5.3 mo, docetaxel 2.1 mo; 71 events; HR = 0.58; 80% CI 0.42, 0.79; 1-sided p=0.0138), were significantly improved for selumetinib in combination with docetaxel versus docetaxel alone.

“In the U.S., KRAS is the most prevalent oncogenic alteration in NSCLC with approximately 20 percent of patients harboring a KRAS mutation,” said Pasi A. Jänne, M.D., Ph.D., Primary Investigator and Associate Professor of Medicine, Harvard Medical School. “There are no targeted treatment options currently available for this subtype of NSCLC, so we are extremely delighted at this stage of development to see such promising results.”

This study is the first completed randomized combination trial with a mitogen-activated protein kinase (MEK) inhibitor in KRAS mutant advanced NSCLC and we believe is the first prospective study to demonstrate clinical benefit as defined by response rate and progression-free survival of a targeted therapy for patients with KRAS mutant cancer of any type. Targeting MEK dependent tumors with selumetinib demonstrates the potential of a personalized approach to medicine in the treatment of cancer and suggests that further clinical evaluation of selumetinib in KRAS mutation positive NSCLC patients is warranted.

About KRAS Non-Small Cell Lung Cancer

Approximately 20 to 25 percent of the NSCLC patient population has the KRAS mutation which amounts to approximately 160,000 patients globally. Currently, patients with KRAS NSCLC have a poor prognosis with limited treatment options. In a prior study, docetaxel in second and third-line treatment for KRAS positive NSCLC showed a progression free survival of 1.5 months and overall survival of 4.2 months.

About MEK and selumetinib

MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be frequently activated in cancer, in particular in tumors that have mutations, including BRAF and NRAS, in the RAS and RAF pathways. Selumetinib is an anti-cancer drug in Phase II development in a range of tumors. It is a small molecule MEK inhibitor that targets a key position in this pathway. Selumetinib was invented by Array BioPharma Inc. (Nasdaq: ARRY) and licensed to AstraZeneca.

About lung cancer

Over 1.35 million new cases of lung cancer are diagnosed every year and nearly 1.2 million people die as a result of this devastating disease - more than breast, colon and prostate cancer combined. If lung cancer is detected at early stages, before it has spread to other organs or lymph nodes, around half of patients can survive for five years or more. However, few lung cancers are found at this early stage and it is normally diagnosed at the advanced stage, when five year survival falls to approximately 15 percent.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array has four core proprietary clinical programs: ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma. In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2: selumetinib with AstraZeneca and MEK162 with Novartis. For more information on Array, please go to www.arraybiopharma.com.

Forward-looking statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving selumetinib, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of selumetinib, and future plans to progress and develop selumetinib. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on Form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of AstraZeneca to continue to fund and successfully progress research and development efforts with respect to selumetinib; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates, including selumetinib; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of June 4, 2012 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com